NEWS RELEASE

The Hartford Announces Agreement To Sell Talcott Resolution

•	Total consideration to The Hartford of $2.05 billion, comprised of cash, a pre-closing dividend, transferred debt, and a 9.7 percent ownership interest in the acquiring company

•	The Hartford also will retain an estimated $950 million of Talcott Resolution tax benefits

•	The acquiring investor group, with deep experience in insurance industry, poised to operate the Talcott Resolution franchise as a standalone company

HARTFORD, Conn., Dec. 4, 2017 - The Hartford has entered into a definitive agreement to sell Talcott Resolution, its run-off life and annuity businesses, to a group of investors led by Cornell Capital LLC, Atlas Merchant Capital LLC, TRB Advisors LP, Global Atlantic Financial Group, Pine Brook and J. Safra Group. Total consideration to The Hartford is $2.05 billion, comprised of cash from the investor group, a pre-closing cash dividend, debt included as part of the sale, and a 9.7 percent ownership interest in the acquiring company. The total consideration amount does not include $1.4 billion in dividends previously paid by Talcott Resolution in 2017. The sale is anticipated to close in the first half of 2018, subject to regulatory approval and other closing conditions.

“I am pleased to announce that we have reached an agreement to sell Talcott Resolution for total value to shareholders of approximately $3 billion, including the carrying value of retained tax benefits,” said The Hartford’s Chairman and CEO Christopher Swift. “After a thorough and robust process, we concluded that this transaction is the best path forward. It will complete our exit from the run-off life and annuity businesses and strengthen our focus on growing our market-leading Property and Casualty, Group Benefits and Mutual Funds businesses. In addition, we will receive an equity interest in the acquiring company which will enable us to participate in Talcott Resolution’s continued success. We also expect the sale will improve our future ROE and earnings growth profile and enhance the company’s financial flexibility.”

Under the terms of the sale agreement and subject to regulatory approval, the investor group will form a new company that will purchase Hartford Life, Inc. (HLI), the holding company for the Talcott Resolution operating subsidiaries, for a net payment of $1.443 billion in cash. The Hartford will receive a 9.7 percent ownership interest, valued at $164 million, in the new company. Subject to regulatory approval, The Hartford also expects to receive $300 million in a pre-closing dividend from Talcott Resolution and will reduce its long-term debt by $143 million because debt issued by HLI will be included as part of the sale. In addition, The Hartford will retain Talcott Resolution tax benefits with an estimated GAAP book value of $950 million, which will be available for realization subject to the level and timing of The Hartford’s taxable income. As a result of The Hartford’s election to retain certain tax benefits, the company will not recognize a tax capital loss on the sale. Based on the terms of the sale and the retention of the tax attributes, The Hartford estimates that the sale will result in a GAAP net loss of approximately $3.2 billion, after tax, which would be recorded in discontinued operations in fourth quarter 20171. The estimated loss on sale and the estimated retained tax benefits and our ability to realize such benefits are based on current tax law and are subject to a final determination of the tax basis of the operations sold. Beginning in fourth quarter 2017 and continuing until closing of the transaction, the results of operations of Talcott Resolution will be reported as discontinued operations for all periods presented in The Hartford’s financial statements.

The Hartford’s Chief Financial Officer Beth Bombara said, “We believe that this transaction provides an excellent outcome for shareholders, although it results in a GAAP loss. It accelerates the return of capital from Talcott Resolution compared with the gradual run-off of the business. We are evaluating opportunities to deploy proceeds from the sale and currently expect to use approximately $400 million for additional debt repayment, on top of the $500 million we previously announced we would repay in 2018.”

Prior to the closing of the transaction, the company’s Group Benefits and Mutual Funds subsidiaries, which are currently subsidiaries of HLI, will be transferred to another Hartford subsidiary and will not be part of the transaction. In addition, immediately after closing, Talcott Resolution will reinsure a portion of its fixed annuity, payout annuity and structured settlement businesses to a subsidiary of Global Atlantic Financial Group (Global Atlantic). Following the sale, Hartford Investment Management Company (HIMCO), The Hartford’s investment management group, will continue to manage a significant majority of Talcott Resolution’s investment assets for an initial 5-year term. HIMCO also will be retained by Global Atlantic to manage certain assets associated with the post-closing reinsurance agreement.

As part of the transaction, about 400 Hartford employees will become employees of the new company and will be located at offices currently owned or leased by The Hartford in Windsor, Connecticut, and Woodbury, Minnesota. Swift added, “We are proud of the reputation, operational capabilities and talented employees of Talcott Resolution, all of which provide the buyer with a great foundation on which to build its U.S. life insurance and annuity presence, while providing continuity for Talcott Resolution’s policyholders, partners and employees.”

The Hartford will host a conference call to discuss the sale at 9:00 a.m. EST on Dec. 4, 2017. The call can be accessed via a live listen-only webcast or as a replay through the investor relations section of The Hartford's website at https://ir.thehartford.com. A replay of the call along with a transcript of the event will be available for at least one year.

1At closing, shareholders’ equity will be further reduced for the amount of accumulated other comprehensive income (AOCI) of the Talcott Resolution business, which was $931 million as of Sept. 30, 2017, or $2.56 of book value per diluted share. Talcott Resolution’s AOCI largely consists of net unrealized gains on investments

The Hartford’s financial advisors for the transaction are J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC and the company’s legal advisor is Sidley Austin LLP. The financial advisor for the investor group is BofA Merrill Lynch.

Additional information regarding the transaction can be found on The Hartford's website at https://ir.thehartford.com and in a Current Report on Form 8-K filed today with the Securities and Exchange Commission

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the financial impact of the sale of Talcott Resolution, including, without limitation, the impact of the sale on The Hartford’s future ROE and earnings growth profile, the estimated net loss on sale and retained tax benefits, the use of sale proceeds, the utilization of deferred tax assets, and the timing of closing the transaction, and are based on current law, expectations and assumptions. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include risks that the anticipated benefits of the transaction and the GAAP loss resulting from the transaction could differ materially from the description and estimates set forth in this release. In addition, tax reform could materially change the estimated retained tax benefits described above. Additional risks and uncertainties include those discussed in our 2016 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued. From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

The Hartford Media Contact:        The Hartford Investor Contact:
Michelle Loxton                Sabra Purtill, CFA
860-547-7413                     860-547-8691
michelle.loxton@thehartford.com         sabra.purtill@thehartford.com

Investor Group Media Contacts:
Jon Keehner
212-355-4449
jkeehner@joelefrank.com

Julie Oakes
212-355-4449
joakes@joelefrank.com